Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES EARLY REPAYMENT OF IFC DEBT AND THAT THE WORKOVER PROGRAM IS NOW UNDERWAY

HOUSTON – May 22, 2018 – VAALCO Energy, Inc. (NYSE: EGY) today announced that its subsidiary has paid off the outstanding balance on its Amended Term Loan Agreement with the International Finance Corporation (“IFC”) and begun workover operations last week to restore production to two wells currently shut-in on the Avouma platform.

Highlights and Recent Key Items:

•	Eliminated $7.0 million of outstanding debt with IFC, with cash on hand;
•	Results in savings of over $0.3 million in interest over the next year;
•	Began workover operations on the Avouma platform on May 17, 2018 to replace electric submersible pumps (“ESPs”) in the Avouma 2-H and South Tchibala 1-HB wells;
•	Estimates net production of approximately 750 net barrels of oil per day (“BOPD”) may be restored if both workovers are successful.

Cary Bounds, Chief Executive Officer commented, “We are realizing significant cash flow generation due to the strong improvement in Brent oil prices with no hedges currently in place. This is allowing us to eliminate all of our outstanding debt and strengthen our balance sheet. We are improving our financial position in anticipation of a development drilling campaign on our offshore Gabon asset in 2019.  In addition, our workover operations to restore production from two shut-in wells on the Avouma platform have commenced.  We are hopeful that modifications to the design of the downhole ESP equipment, improvements in the installation procedures and upgrades to the surface control systems on the platform will result in improved operational reliability. With the additional 750 net BOPD of production that these wells could bring back online if the workover operations are successful, coupled with higher Brent pricing, we will continue to enhance our ability to generate cash in 2018.”

At March 31, 2018, debt, net of deferred financing costs, totaled $7.0 million. The total payoff amount for the principal and accrued interest since March 31, 2018 was approximately $7.2 million. VAALCO now has no debt on the balance sheet for the first time since June 30, 2014.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman Jr. 713-623-0801